Exhibit 99.1

Former Nexage CEO Ernie Cormier Joins Millennial Media

as Chief Operating Officer

Industry Veteran Brings Wealth of Programmatic Expertise to

Leading Independent Mobile Ad Marketplace

Baltimore, MD (May 21, 2015) —Millennial Media (NYSE: MM), the leading independent mobile ad marketplace, today announced that former Nexage CEO and President Ernie Cormier will be joining the Company as COO. Reporting to Millennial Media CEO and President Michael Barrett, Cormier will be responsible for overseeing the Company’s product, technology, and operations teams.

“It’s critical to maintain a solid technology and product foundation as we accelerate our Managed Media and Platform business units,” said Barrett. “Ernie’s experience developing and scaling Nexage into the industry’s leading programmatic marketplace will be vital in solidifying this foundation and continuing Millennial Media’s growth and superior product offerings. I’m honored to welcome him to the team.”

Cormier brings over two decades of media and telecommunications experience to Millennial Media. Following the Company’s acquisition of Nexage in 2014, Cormier served on Millennial Media’s Board of Directors. He will be stepping down from that role to take on the role of COO. Prior to Nexage, Cormier served as CEO & President of Zeemote Inc., a mobile gaming and consumer electronics company that was sold to Aplix Corporation in 2009. He has also held executive positions at Virgin Media in the United Kingdom, Nextel Communications, and Lagardere Group. Cormier will be based in Boston and begin the role of COO in June.

“Millennial Media continues to innovate across media and programmatic,” said Cormier. “Its unique business strategy, independence, and deep roots in mobile make it a trusted player and an industry leader. I’m excited to lead the Company’s technology, product and operations teams as we make mobile simple and accessible for our partners.”

This addition to the leadership team underscores the importance of Millennial Media’s strong technology foundation and commitment to bringing industry-moving products to market. The Company recently announced a 100% viewability guarantee for in-app mobile advertising. Cormier’s experience in developer monetization and programmatic buying gives him the knowledge to help support the current and future phases of this offering.

About Millennial Media

Millennial Media (NYSE: MM) is the leading independent mobile marketplace, making mobile simple for the world’s top brands, app developers, and mobile web publishers. The company’s unique data and technology assets enable its advertising clients to connect with their target audiences at scale. Millennial Media also drives monetization for its publisher and developer partners by connecting them to networks, advertisers, and an RTB exchange. For more information, visit www.millennialmedia.com.

Investor Relations Contact

Joe Wilkinson

(443) 681-6238

IR@millennialmedia.com

Press Contact:

Christina Feeney

(617) 301-4181

press@millennialmedia.com

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